Exhibit 10.1

HEALTH MANAGEMENT ASSOCIATES, INC.

EXECUTIVE CHANGE IN CONTROL RETENTION BONUS

AND SEVERANCE PLAN

1.	PURPOSE

This Health Management Associates, Inc. Executive Change in Control Retention Bonus and Severance Benefit Plan has been established by the Company to provide for the payment of retention bonuses and severance benefits to Eligible Employees in connection with a Change in Control of the Company. The purpose of the Plan is to assure continuity in operations of the Company during the period of Change in Control by incentivizing participating employees and allowing such employees to focus on their responsibilities to the Company knowing that they have certain financial security in the event of their termination of employment. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 6 below.

2.	ELIGIBILITY

Certain named executive officers and other key management employees of the Company designated by the Board of Directors of the Company are eligible to participate in the Plan. Each Eligible Employee will receive a participation letter confirming the Eligible Employee’s participation in the Plan.

3.	RETENTION BONUSES

(a) General. Upon the occurrence of a Change in Control during the CIC Period, each Eligible Employee shall be eligible to earn a cash bonus equal to 50% of such Eligible Employee’s Base Salary (a “Retention Bonus”).

(b) Timing of Payment. Except as set forth in Section 3(c) below, (i) one half of each Eligible Employee’s Retention Bonus shall be paid to such Eligible Employee immediately upon the consummation of a Change in Control during the CIC Period and (ii) one half of each Eligible Employee’s Retention Bonus shall be paid to such Eligible Employee on the date that is six months following the consummation of such Change in Control, in each case, subject to such Eligible Employee’s continued employment by the Company until such payment date.

(c) Involuntary Termination. In the event that an Eligible Employee’s employment is terminated (i) by the Company without Cause after the Company enters into a Change in Control Agreement but prior to the consummation of the Change in Control or (ii) by the Company without Cause or by the Eligible Employee for Good Reason on or following the date of a Change in Control, any unpaid portion of such Eligible Employee’s Retention Bonus shall be immediately payable.

4.	SEVERANCE PROTECTION

(a) General. If an Eligible Employee’s employment is terminated (i) by the Company without Cause on or after the Company enters into a Change in Control Agreement but prior to the consummation of the Change in Control, provided that the Change in Control Agreement has not been terminated pursuant to its terms or (ii) by the Company without Cause or by the Eligible Employee for Good Reason on or within one year following the consummation of a Change in Control during the CIC Period, the Eligible Employee shall be entitled to receive a cash payment equal to two times such Eligible Employee’s Base Salary (a “Severance Payment”). An Eligible Employee shall not be entitled to receive a Severance Payment in the event of (1) death, (2) permanent and total disability within the meaning of Section 22(e)(3) of the Code, (3) termination by the Company for Cause, or (4) voluntary termination by the Eligible Employee other than for Good Reason.

(b) Timing of Payment. The Severance Payment shall be paid in a single lump-sum within 15 calendar days after the date of the Eligible Employee’s termination of employment.

(c) Welfare Continuation. In addition to the Severance Payment, each Eligible Employee shall be entitled to the following benefits in the event of his or her qualifying termination of employment: the Eligible Employee (and his or her spouse and eligible dependents) shall be entitled to continued coverage and benefits for the duration of the Severance Period under the Company’s medical, dental and life insurance plans in which he or she was participating at the date of his or her termination of employment, as though his or her termination of employment had not occurred, including the payment of premiums at the active employee rate (the “Welfare Continuation Coverages”). The Company may provide the Eligible Employee with the Welfare Continuation Coverages under arrangements other than its generally applicable welfare benefit plans, provided that the coverages so provided are at least as favorable to the Eligible Employee as coverage under the otherwise applicable Welfare Continuation Coverages, on a coverage by coverage basis, and taking into account all tax consequences to the Eligible Employee.

5.	SECTION 280G

(a) Potential Cutback. Notwithstanding the other provisions of the Plan, in the event that the amount of payments payable to an Eligible Employee under the Plan together with any payments payable under any other plan, program, arrangement or agreement maintained by the Company, in each case, with respect to which the Eligible Employee is not entitled to a reimbursement or gross-up for excise taxes imposed under Section 4999 of the Code, would constitute a “parachute payment” within the meaning of Section 280G of the Code (the “Payments”), the Payments shall be reduced by the minimum possible amount until no amount payable to the Eligible Employee constitutes a “parachute payment”; provided, however, that no such reduction shall be made if the net after-tax payment (after taking into account Federal, state, local, or other income and excise taxes) to which the Eligible Employee would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account Federal, state, local or other income and excise taxes) to the Eligible Employee resulting from the receipt of such payments with such reduction. All determinations required to be made under this Section 5, including whether any Payment is a “parachute payment” and whether and whether a reduction in any Payments is required and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm designated by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Eligible Employee. All fees and expenses of the Accounting Firm shall be borne by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Eligible Employee.

(b) Order of Cutback. The payment reduction (if any) contemplated by this Section 5 shall be implemented by (i) first reducing any cash severance payments, (ii) then reducing cash retention payments, and (iii) then reducing all other payments and benefits, in each case, with amounts having later payment dates being reduced first.

6.	DEFINITIONS

The terms defined in this Section 6 shall have the meanings given below:

(a) “Base Salary” means an Eligible Employee’s gross annualized rate of base salary (as indicated in the Eligible Employee’s participation letter), before any deductions, exclusions or any deferrals or contributions under any employee benefit plan, but excluding bonuses, incentive awards or compensation, employee benefits or any other non-salary form of compensation.

(b) “Beneficial Owner”, “Beneficially Owning” and “Beneficial Ownership” have the meanings ascribed to such terms in Rule 13d-3 under the Exchange Act and any successor to such Rule.

(c) “Cause” means:(i) the willful refusal of the Eligible Employee to perform, without legal cause, his or her material duties to the Company, resulting in significant economic harm to the Company or significant harm to the business reputation of the Company, which the Eligible Employee has failed to cure after 30 days’ advance written notice from the Company; (ii) any act of fraud, dishonesty or gross misconduct of the Eligible Employee resulting in significant economic harm to the Company or significant harm to the business reputation of the Company; or (iii) the conviction of the Eligible Employee by a court of competent jurisdiction of any crime (or the entering of a plea of guilty or nolo contendere to a charge of any crime) constituting a felony. A termination for Cause shall be communicated to the Eligible Employee in writing by the Company and shall specify the provisions of the Plan and factual matters relied upon in making the Cause determination.

(d) “Change in Control” means the occurrence of:

(i) an acquisition by any Person of Beneficial Ownership of the shares of common stock of the Company then outstanding (the “Company Common Stock Outstanding”) or the voting securities of the Company then outstanding entitled to vote generally in the election of directors (the “Company Voting Securities Outstanding”) if such acquisition of Beneficial Ownership results in the Person’s Beneficially Owning 25% or more of the Company Common Stock Outstanding or 25% or more of the combined voting power of the Company Voting Securities Outstanding; or

(ii) the consummation of a reorganization, merger, consolidation, complete liquidation or dissolution of the Company, sale or disposition of all or substantially all of the assets of the Company, or similar corporate transaction (in each case referred to as a “Corporate Transaction”); provided, however, that any merger, consolidation, sale, disposition or other similar transaction to or with one or more entities controlled by one or more Eligible Employees shall not constitute a Corporate Transaction in respect of such Eligible Employee(s);

Notwithstanding the provisions set forth in subparagraphs (i) and (ii) of this Section 6(d), the following shall not constitute a Change in Control for purposes of the Plan: (A) any acquisition by or consummation of a Corporate Transaction with any entity that was a subsidiary of the Company immediately prior to the transaction or an employee benefit plan (or related trust) sponsored or maintained by the Company or an entity that was a subsidiary of the Company immediately prior to the transaction if, immediately after such transaction (including consummation of all related transactions), the surviving entity is controlled by no Person other than such employee benefit plan (or related trust) and/or other Persons who controlled the Company immediately prior to such transaction; or (B) any acquisition or consummation of a Corporate Transaction following which more than 50% of, respectively, the shares then outstanding of common stock of the corporation resulting from such acquisition or Corporate Transaction and the combined voting power of the voting securities then outstanding of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were Beneficial Owners, respectively, of the Company Common Stock Outstanding and Company Voting Securities Outstanding immediately prior to such acquisition or Corporate Transaction in substantially the same proportions as their ownership, immediately prior to such acquisition or Corporate Transaction, of the Company Common Stock Outstanding and Company Voting Securities Outstanding, as the case may be.

(e) “Change in Control Agreement” means any definitive agreement entered into by the Company on or after July 29, 2013 providing for a transaction which, if consummated, would result in a Change in Control.

(f) “CIC Period” means the one year period commencing on July 29, 2013, subject to extension of such period by the Board of Directors of the Company in its sole discretion.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Company” means Health Management Associates, Inc., a Delaware corporation.

(i) “Eligible Employee” means the employees set forth on Exhibit A.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k) “Good Reason” means(i) a material diminution in the nature or status of the Eligible Employee’s position, title, reporting relationship, duties, responsibilities or authority; (ii) any reduction in the Eligible Employee’s Base Salary or target bonus opportunity (expressed as a percentage of Base Salary); (iii) a material reduction in the employee benefits provided to the Eligible Employee; (iv) a relocation of the Eligible Employee’s principal place of employment by more than 50 miles; or (v) any failure by a successor entity to the Company in connection with a Change in Control to assume by operation of law or otherwise the obligations of the Company with respect to any retention or severance benefits.

(l) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

(m) “Plan” means this Health Management Associates, Inc. Executive Change in Control Retention Bonus and Severance Benefit Plan.

(n) “Severance Period” means the two year period immediately following such employee’s Covered Termination.

7.	MISCELANEOUS

(a) Other Benefits. No payments hereunder shall count toward, be substituted in lieu of, or be considered in determining payments or benefits due to an Eligible Employee under applicable law or under any other plan, program or agreement of the Company or any of its subsidiaries or affiliates.

(b) Confidentiality. Eligible Employees shall keep the terms of the Plan confidential and shall not disclose their rights and benefits hereunder.

(c) No Mitigation or Offset. No Eligible Employee shall be under any obligation to minimize or mitigate damages by seeking other employment, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligation to make the payments and provide the benefits required under the Plan. The Company’s obligation to make the payments and provide the benefits required under the Plan shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other rights which the Company may have against the Eligible Employee.

(d) Successors and Assigns. The Plan shall be binding upon any person, firm or business that is a successor to the business or interests of the Company, whether as a result of a Change in Control of the Company or otherwise. Any successor to the Company shall be required to assume the Plan in writing and honor the obligations of the Company hereunder. All payments and benefits that become due to an Eligible Employee under the Plan shall inure to the benefit of his/her heirs, assigns, designees or legal representatives.

(e) Governing Law and Severability. The Plan shall be construed and enforced in accordance with the laws of the State of Delaware (without reference to its conflicts of laws provisions). To the extent any provision of the Plan shall be invalid or unenforceable under any applicable law, it shall be considered deleted herefrom and all other provisions of the Plan shall be unaffected and shall continue in full force and effect.

(f) Tax Withholding. The Company may withhold from any amounts payable under the Plan such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

8.	SECTION 409A

(a) Interpretation. The Company intends that that payments and benefits under this Plan will either comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be exempt from Section 409A or in compliance therewith, as applicable.

(b) Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of the Plan or relating to any such payments or benefits, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.”

(c) Specified Employees. Notwithstanding any contrary provision in the Plan, any payment(s) of nonqualified deferred compensation (within the meaning of Section 409A) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A) as a result of his or her separation from service (other than a payment that is not subject to Section 409A) shall be delayed for the first six months following such separation from service (or, if earlier, until the date of death of the specified employee) and shall instead be paid on the day that immediately follows the end of such six-month period.

(d) Payments for Reimbursements, In-Kind Benefits. All reimbursements for costs and expenses under the Plan, if any, shall be paid no later than the end of the calendar year following the calendar year in which Eligible Employee incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(e) Installment Payments. If an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.